Exhibit 5.1

September 4, 2013

ValueVision Media, Inc.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of an additional 3,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of ValueVision Media, Inc., a Minnesota corporation (the “Company”), pursuant to the ValueVision Media, Inc. 2011 Omnibus Incentive Plan, as amended (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

In rendering the opinions set forth above, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Plan award prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Faegre Baker Daniels LLP

/s/ Jonathan R. Zimmerman
By: Jonathan R. Zimmerman